Exhibit 99.1
NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:
January 11, 2013

LAKES ENTERTAINMENT, INC. ANNOUNCES
SCHEDULE FOR EVENT CENTER CONSTRUCTION

MINNEAPOLIS, January 11, 2013 - Lakes Entertainment, Inc. (LACO) announced it expects to begin construction of an event center at Rocky Gap Lodge & Golf Resort (“Rocky Gap”), during the second quarter of 2013.  The event center will replace existing convention space which is currently being converted into a gaming facility that will feature approximately 550 video lottery terminals, a casino bar and a new lobby food and beverage outlet.  The new event center will be able to accommodate large groups and will also feature multiple flexible use meeting rooms and a formal high-end board room. The gaming facility is expected to be open during the second quarter of 2013, and the event center is scheduled to be available for use in the fourth quarter of 2013.

Rocky Gap is a AAA four-diamond resort, which currently includes a hotel, spa, two restaurants and the only Jack Nicklaus golf course in Maryland.

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Lodge & Golf Resort near Cumberland, Maryland.  Lakes has a management agreement with the Shingle Springs Band of Miwok Indians to manage the Red Hawk Casino.  Lakes has an investment in Rock Ohio Ventures, LLC’s casino developments in Ohio.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to,  need for potential future financing to meet Lakes’  development needs; those relating to the inability to complete or possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes;  possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; reliance on Lakes' management and litigation costs.  For more information, review the company's filings with the Securities and Exchange Commission.

# # #

2